                                                                    Exhibit 12.5


                              MediaOne Group, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)



                                          Six months       Year ended      Period ended
                                           ended          December 31,     December 31,
                                       June 30, 2002          2001           2000(a)
                                       --------------      ----------      -------------

Income before income taxes                  $244              $712             --

Add fixed charges                            114               180             --

Total earnings before income
 taxes and fixed charges                    $358              $892             --

Fixed Charges:

Interest expense                            $114              $180             --

Ratio of earnings to fixed
 charges                                     3.1               5.0               (b)


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(a)  Data is from date of acquisition on June 15, 2000 through December 31,
     2000.

(b) MediaOne's loss for the period ended December 31, 2000 was inadequate to cover fixed charges in the amount of $0.4 billion.